Exhibit 3.5

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LL SERVICES INC.”, CHANGING ITS NAME FROM “LL SERVICES INC.” TO “LANGUAGE LINE SERVICES HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF FEBRUARY, A.D . 2010, AT 1:10 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W Bullock
Jeffrey W Bullock, Secretary of State
4753488 8100	AUTHENTICATION: 7803884
100121109	DATE : 02-09-10
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 08:50 AM 02/09/2010 FILED 01:10 PM 02/08/2010 SRV 100121109 – 4753488 FILE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

LL SERVICES INC.

Under Section 241 of the Delaware Corporation Law

Pursuant to Section 241 of the General Corporation Law of the State of Delaware, the undersigned officer of LL Services Inc., a Delaware corporation (the “Corporation”), does hereby certify the following:

FIRST : The name of the Corporation is LL Services Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 13, 2009.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended to effect a change in Article One thereof, relating to the name of the Corporation. Accordingly, Article One of the Certificate of Incorporation shall be amended to read as follows :

The name of the corporation is Language Line Services Holdings, Inc . (hereinafter called the “Corporation”).

FOURTH : This amendment to the Certificate of Incorporation of the Corporation effected hereby was approved by the Board of Directors of the Corporation, and the Corporation has not received any payment for any of its capital stock.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 8th day of February, 2010.

By:	/s/ Michael Schmidt
Name:	Michael Schmidt
Title:	Chief Financial Officer

State of Delaware Secretary of State Division of Corporations Delivered 08:50 AM 02/09/2010 FILED 01:10 PM 02/08/2010 SRV 100121109 - 4753488 FILE

STATE OF DELAWARE

WAIVER OF REQUIREMENT

FOR AFFIDAVIT OF EXTRAORDINARY CONDITION

It appears to the Secretary of State that an earlier effort to deliver this instrument and tender such taxes and fess was made in good faith on the file date stamped hereto. The Secretary of State has determined that an extraordinary condition (as reflected in the records of the Secretary of State) existed at such date and time and that such earlier effort was unsuccessful as a result of the existence of such extraordinary condition, and that such actual delivery and tender were made within a reasonable period (not to exceed two business days) after the cessation of such extraordinary condition and establishes such date and time as the filing date of such instrument.

Jeffrey W. Bullock
Jeffrey W. Bullock
Secretary of State